Exhibit 10.27

TERMINATION AND COMMISSION AGREEMENT

This Termination and Commission Agreement (the "Agreement") is made and entered into as of October 14, 2016 by and among ECA360 Corp., a Nevada corporation ("ECA360") and wholly-owned subsidiary of MeeMee Media, Inc., a Nevada Corporation ("MeeMee"), MeeMee, ECA World Fitness Alliance, a Delaware corporation ("Assignor"), and Carol Scott ("Scott"), the sole owner of Assignor, with reference to the following facts:

WHEREAS, MeeMee, Assignor and Scott entered into an Exclusive License Agreement dated July 17, 2015 pursuant to which Assignor and Scott licensed certain intellectual property to MeeMee (the "License Agreement"), and MeeMee and Scott entered into a related Consulting Agreement dated July 17, 2015 (the "Consulting Agreement");

WHEREAS, the parties desire to terminate the Consulting Agreement and all parties' past and future rights and obligations under the License Agreement; and

WHEREAS, Scott and ECA360 desire to establish certain future rights and obligations with regard to each other.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            The Consulting Agreement and all parties' past and future rights and obligations under the License Agreement are hereby terminated and all parties' rights and obligations pursuant to the Consulting Agreement and the License Agreement are hereby waived and/or deemed satisfied.

2.            Notwithstanding paragraph 1 hereof:

(a)            For two (2) years from the date hereof, Scott shall not work with any other fitness/mind body membership conference business and shall refer brands first to ECA360, before referring them to ECA360's competitors.  If Scott refers a brand to ECA360 and that brand or ECA360 chooses to not work with the other, Scott shall have the right to refer the brand to ECA360's competitors;

(b)            Scott's fee for any and all referrals to ECA360 shall be as follows:

(i)	15% of the revenue collected by ECA360 from sponsorship sales and exhibitor sales made by ECA360 to Scott's referrals up to $25,000 per client per calendar year;

(ii)	20% of the revenue collected by ECA360 from sponsorship sales and exhibitor sales made by ECA360 to Scott's referrals between $25,000 and $50,000 per client per calendar year; and

(iii)	25% of the revenue collected by ECA360 from sponsorship sales and exhibitor sales made by ECA360 to Scott's referrals in excess of $50,000 per client per calendar year;

In order for Scott to be entitled to referral fee, the referral must be a new referral to ECA360 and not a referral to a person or entity with whom or with which ECA360 has already been in contact. All such referral fees must be paid by ECA360 to Scott within thirty (30) days of ECA360's receipt of payment from Scott's referrals.  The determination to make a sale to a referral from Scott shall be within the sole discretion of ECA360.  Nothing herein shall be deemed to be a promise or guarantee by ECA360 to make any sales to any referrals from Scott.

3.            Each party hereto represents and warrants that: (i) each of them has the power and authority to enter into this Agreement and perform its obligations under this Agreement and (ii) all obligations of each party under the License Agreement and the Consulting Agreement have been fulfilled, and there are no outstanding liabilities or amounts owed by any party to the other party, including, without limitation, there are no outstanding or future obligations, liabilities or amounts owed by either party to the other party pursuant to or in connection with the License Agreement or Consulting Agreement.

6.            Each party hereto shall each indemnify, hold harmless and defend each other party and each of its assigns from and against any loss, liability, damages or expense (including attorneys' fees) suffered or incurred by either of them and/or its assigns as a result of a material breach of any obligation, representation, warranty, covenant or agreement made by the breaching party in this Agreement, or because any representation or warranty by the breaching party contained herein shall be false, and any cost and expenses (including reasonable attorneys' fees) incurred by the other party in connection with any claim, action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing.

7.            This instrument, including its exhibits and attachments, and the Assignment Agreement of even date herewith, contains the entire agreement between the parties relating to the termination of the Consulting Agreement, Scott's past and future obligations pursuant to License Agreement and Scott's and ECA360's future rights and obligations to each other.  This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.  This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, as applied to agreements entered into and fully performed therein by residents thereof, without regard to conflict of law principles or rules.  The parties hereby consent to the jurisdiction of the Courts of the State of New York and venue in County of New York for the purposes of commencing any action, lawsuit, motion or proceeding to enforce or interpret any provision of this Agreement.  In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Agreement.  Each party has been advised by legal counsel or has had the opportunity to do so in connection with this Agreement.

The Agreement may be executed in two or more counterparts and may be delivered by facsimile or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.

                  IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement the day and year first above written.

ECA World Fitness Alliance, a Delaware corporation	ECA360 Corp., a Nevada corporation

	By:	HOWARD SICHEL
CAROL SCOTT	Name:	Howard Sichel, President
Carol Scott, CEO
MeeMee Media, Inc.

CAROL SCOTT
Carol Scott, Individually	By:	MARTIN DOANE
Martin Doane, CEO

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